PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

AST Investment Services, Inc.

One Corporate Drive

Shelton, Connecticut 06484

January 13, 2025

The Board of Trustees of Advanced Series Trust

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waiver

PGIM Investments LLC and AST Investment Services, Inc. (collectively, the "Manager") hereby agree to cap expense / reimburse certain expenses and/or waive a portion of their investment management fees as more particularly described and set forth for the Portfolio listed on Exhibit A hereto.

Very truly yours,

PGIM Investments LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

AST Investment Services, Inc.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

Exhibit A

AST International Equity Portfolio: The Manager has contractually agreed to waive 0.01% of its investment management fee through June 30, 2026. This arrangement may not be terminated or modified without the prior approval of the Trust’s Board.

This replaces the expense cap of 1.03% that was set to expire on June 30, 2025.